Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 15, 2013, relating to the financial statements, which appears in The Prudential Variable Contract Real Property Account's Annual Report on Form 10-K for the year ended December 31, 2012.  We also consent to the incorporation by reference in this Registration Statement of our reports dated March 15, 2013, relating to the financial statements and financial statement schedule of The Prudential Variable Contract Real Property Partnership, which appear in The Prudential Variable Contract Real Property Account's Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 20, 2013